UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 28, 2021

(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392

(Address of principal executive offices)

(515) 247-5111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PFG	Nasdaq Global Select Market

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 7.01 Regulation FD Disclosure.

On June 28, 2021, Principal Financial Group, Inc., a Delaware corporation (“Principal”), announced changes to its portfolio and capital management strategy to drive profitable growth, reduce capital intensity, sharpen its strategic focus, and generate long-term value for shareholders. These changes were approved by the Principal Board of Directors (the “Board”) following a comprehensive review of Principal’s business mix and capital management options (the “Strategic Review”) that was undertaken as a part of Principal’s entry into a cooperation agreement with one of Principal’s largest investors, Elliott Investment Management, LP.

The Strategic Review, initiated in February 2021, was led by the Finance Committee of the Board, which is comprised entirely of independent directors. Key outputs of the Strategic Review are as follows:

Discontinue sales of U.S. retail fixed annuities and consumer life insurance products; pursue strategic alternatives for related in-force blocks

Principal will fully exit U.S. retail fixed annuities — discontinuing new sales of its deferred annuities, payout annuities, indexed annuities — and will pursue strategic alternatives, including divestiture, of the related in-force blocks, which have policy reserves of approximately $18 billion based upon GAAP reserve balances as of March 31, 2021. Principal will continue selling its variable annuity offering, which plays an important role within its complete suite of retirement solutions.

In U.S. individual life insurance, Principal will fully exit the retail consumer market - discontinuing new sales of its term life and universal life products to retail consumers. Building on its prior announcement to cease sales of universal life insurance with secondary guarantees (“ULSG”), Principal will pursue strategic alternatives, including divestiture, for the in-force ULSG block (approximately $7 billion of policy reserves based upon GAAP reserve balances as of March 31, 2021) as well as other related in-force blocks. Principal will continue to support business owners and key executives, allowing for an even sharper focus on the business market and products with limited interest rate exposure.

Invest and expand in growth areas

Principal will prioritize fee-based businesses and focus on three key areas: retirement in the U.S. and emerging markets, global asset management, and U.S. specialty benefits and protection in the small-to-medium-sized business market. These businesses are poised for continued growth, are more capital efficient, and leverage Principal’s leading position and other competitive advantages, including integrated and differentiated solutions, presence in high-growth markets and preferred customer access.

Strengthen its capital management strategy

Principal is committed to actively returning excess capital to shareholders. Consistent with a targeted capital level of $800 million at the holding company, a risk-based capital ratio of 400%, a debt-to-capital ratio of 20% to 25%, and an annual common stock dividend with a targeted payout ratio of 40%, the Board has approved a new authorization for the repurchase of up to $1.2 billion of Principal’s outstanding common stock. This new authorization is in addition to the approximately $675 million that remains under Principal’s prior authorization as of March 31, 2021. Principal expects to repurchase between $1.3-$1.7 billion of common shares from March 31, 2021 through the end of 2022 by utilizing capital generated from operations and reducing excess capital to target levels while retiring $300 million of debt maturing in 2022. This repurchase amount does not include the impacts from any transactions which may result from the strategic review announced today.

The share repurchases mentioned above will be made in the open market or through privately negotiated transactions, from time to time and depending on market conditions. The stock repurchase program may be modified, extended, or terminated at any time by the Board.

Further details regarding the Strategic Review will be discussed at Principal’s June 29 investor day. To register, visit principal.com/investorday.

A press release announcing the results of the Strategic Review is included herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99.1	Press Release Concerning Results of Strategic Review, dated June 28, 2021
104	Cover Page to this Current Report on Form 8-K in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ Christopher J. Littlefield
Name:	Christopher J. Littlefield
Title:	Executive Vice President, General Counsel and Secretary

Date:    June 28, 2021